Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MURPHY CANYON ACQUISITION CORP.

CONDUIT MERGER SUB, INC.

and

CONDUIT PHARMACEUTICALS LIMITED

Dated as of November 8, 2022

i

ii

iii

MERGER AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 8, 2022 (this “Agreement”), is entered into by and among (i) Murphy Canyon Acquisition Corp., a Delaware corporation (“Murphy”), (ii) Conduit Merger Sub, Inc., a Cayman Islands exempted company (“Merger Sub”), and (iii) Conduit Pharmaceuticals Limited, a Cayman Islands exempted company (the “Company”). Murphy, Merger Sub, and the Company are sometimes referred to individually herein as a “Party” and, collectively, the “Parties”.

WHEREAS, Murphy is a special purpose acquisition company incorporated in Delaware and formed to acquire one or more operating businesses through a business combination;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Murphy and was formed for the sole purpose of the Merger;

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the Companies Act (Revised) of the Cayman Islands (the “Companies Act”), at the Effective Time, Merger Sub will merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Corporation;

WHEREAS, in connection with the Merger, the Shareholders will be entitled to receive the Merger Consideration, as described in this Agreement;

WHEREAS, the Sponsor, certain of Sponsor’s Affiliates and Murphy have entered into a Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), providing that, among other things, the Principal Shareholders will vote in favor of this Agreement and the Transactions (including the Merger);

WHEREAS, Murphy and the Principal Shareholders, contemporaneously with the execution and delivery of this Agreement, have entered into the Shareholder Support Agreement, dated as of the date hereof (the “Shareholder Support Agreement”), providing that, among other things, the Principal Shareholders will vote in favor of this Agreement and the Transactions (including the Merger);

WHEREAS, at the Closing, Murphy, certain stockholders of Murphy and certain Shareholders will enter into an Amended and Restated Registration Rights Agreement with Murphy (the “Registration Rights Agreement”), which will, among other things, govern the registration of certain Company Ordinary Shares for resale and also provide for a lock-up pertaining to certain Company Ordinary Shares owned by such Shareholders and which shall be effective as of the Closing.

WHEREAS, in connection with the Merger, Murphy shall adopt the second amended and restated certificate of incorporation (the “Amended Charter”) in the form attached hereto as Exhibit B, to provide for, among other things, an increase in the number of authorized shares of Murphy Common Stock;

WHEREAS, in connection with the Merger, Murphy shall adopt the amended and restated bylaws (the “Amended Bylaws”) in the form attached hereto as Exhibit C;

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WHEREAS, in connection with the transactions contemplated by this Agreement, Murphy will enter into subscription agreements (each, as amended or modified from time to time, a “Subscription Agreement”), with certain persons providing for aggregate investments in Murphy Common Stock in a private placement of an amount not less than $27,000,000 and valued in an amount of $10.00 per share (the “PIPE Financing”);

WHEREAS, the respective boards of directors of each of Murphy, Merger Sub and the Company have each (a) unanimously approved and declared advisable this Agreement and the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the Companies Act, as applicable, and (b) adopted a resolution recommending to their respective stockholders or shareholders, as the case may be, the approval and adoption of this Agreement and the Transactions;

WHEREAS, the sole shareholder of Merger Sub has approved and declared advisable this Agreement and the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act;

WHEREAS, each of the Parties intends that, for United States federal income tax purposes, (a) this Agreement shall be adopted as a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and (b) the Merger shall constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations to which the Murphy, Merger Sub and the Company are parties within the meaning of Section 368(b) of the Code (collectively, the “Intended Tax Treatment”); and

WHEREAS, all capitalized terms not defined in these Recitals shall have the respective meanings ascribed to them in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement:

“Action” has the meaning set forth in Section 4.10.

“Additional Murphy SEC Documents” has the meaning set forth in Section 5.7(a).

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the avoidance of doubt, Merger Sub shall be deemed to be an Affiliate of Murphy.

“Affiliate Transaction” has the meaning set forth in Section 4.26.

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“Agreement” has the meaning set forth in the preamble of this Agreement.

“Amended Bylaws” has the meaning set forth in the recitals of this Agreement.

“Amended Charter” has the meaning set forth in the recitals of this Agreement.

“Ancillary Agreements” means the Amended Charter, the Amended Bylaws, the Shareholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Subscription Agreements, and all other agreements, certificates and instruments executed and delivered by the Parties in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti- corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. Travel Act, 18 U.S.C. § 1952, and the U.K. Bribery Act 2010, and any other equivalent or comparable Laws of other countries in which the Company has conducted and/or currently conducts business, when applicable.

“Antitrust Laws” has the meaning set forth in Section 7.10(c).

“Applicable Per Share Merger Consideration” means, with respect to each holder of Company Ordinary Shares, including Company Ordinary Shares issued upon the Company Convertible Debt Conversion, such holder’s pro rata portion of the Closing Payment Shares for each Company Ordinary Share issued and outstanding as of the Effective Time after giving effect to the Company Convertible Debt Conversion as specified on Exhibit A as updated pursuant to Section 6.4.

“Blue Sky Laws” has the meaning set forth in Section 4.5(b).

“Books and Records” means books and records (whether written, electronic, or otherwise embodied) in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are customarily open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used or held for use in the conduct of the Company Business.

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“Claims” has the meaning set forth in Section 6.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Payment Shares” means sixty-five million (65,000,000) shares of Murphy Common Stock.

“Code” has the meaning set forth in the recitals of this Agreement.

“Companies Act” has the meaning set forth in the recitals of this Agreement.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Acquisition Proposal” means any proposal or offer from a Person or a “group” (as defined in the Exchange Act) relating to (a) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (i) any equity ownership in the Company or any of its controlled Affiliates or (ii) all or a material portion of assets or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Agreements or the Transactions shall constitute a Company Acquisition Proposal.

“Company Affiliate Agreement” means any Contract between the Company, on the one hand, and a Related Party, on the other hand.

“Company Board Recommendation” has the meaning set forth in Section 7.1(f).

“Company Business” means acquiring, developing, researching, commercializing, licensing, sublicensing, out-licensed, in-licensed, distributing, selling, funding, investing in, and the management of pharmaceutical, therapeutic, biologic and/or medicinal product candidates or devices, including, but not limited to, entering into strategic partnerships, joint ventures, development, royalty, commercialization, licensing, funding, investment and/or collaboration agreements related thereto.

“Company Capital Stock” means the Company Ordinary Shares and includes Company Ordinary Shares issued upon the Company Convertible Debt Conversion.

“Company Convertible Debt” means, collectively, (i) the convertible notes issued by the Company prior to the date hereof that are listed on Schedule 4.3(d) of the Company Disclosure Schedule, and (ii) the convertibles notes that may be issued by the Company following the date hereof but prior to the Closing Date pursuant to Section 6.1(a), provided that the Company shall promptly provide Murphy with notice, including all information that is required by Section 4.3(d), after any such issuance.

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“Company D&O Insurance” has the meaning set forth in Section 7.5(b).

“Company Debt” means the following consolidated obligations of the Company: (a) all indebtedness for borrowed money or in respect of loans or advances of any kind or for the deferred purchase price of property or services, including “earn-out” payments; (b) all liabilities evidenced by bonds, debentures, promissory notes, mortgages or other debt instruments and debt securities; (c) all guarantees of the debt of other Persons on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn); (e) obligations under capitalized leases, (f) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date; and (g) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (f) above, and with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations. For the avoidance of doubt, Company Debt shall not include any trade payables or other accounts payable incurred in the ordinary course of business to suppliers or other service providers. The amount of Company Debt as of the date hereof is set forth on Schedule 1.01(b) of the Company Disclosure Schedules.

“Company Disclosure Schedules” has the meaning set forth in the preamble to Article IV.

“Company Employees” has the meaning set forth in Section 4.11(a).

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or to which the Company otherwise has a right to use.

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“Company Material Adverse Effect” means any event, circumstance, change, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets or results of operations of the Company or (b) has a material adverse effect on the ability of the Company to consummate the Transactions in accordance with the terms of this Agreement; provided, however, that for purposes of clause (a) above, any Effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Company Material Adverse Effect: (i) any change or proposed change in the interpretation of any Law (including any COVID-19 Measures) after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas or markets in which the Company operates; (iii) any material downturn in general economic conditions, including material changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, cyberterrorism (including ransomware attacks), epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any of the foregoing; (v) any hurricane, tornado, flood, earthquake, wild fire, natural disaster, or other acts of God or other force majeure event, including, for the avoidance of doubt, COVID-19 and any COVID-19 Measures, (vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement, (vii) any fact, event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, distributors, licensors, partners, providers, employees or Governmental Authorities), provided, however, that the exceptions in clauses (vi) or (vii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.9(a) and, to the extent related thereto, the condition in Section 8.2(a), or (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that clause (viii) shall not prevent or otherwise affect a determination that any event, change, fact or circumstance underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect, and provided, further, that any event, change, fact or circumstance referred to in clauses (i), (ii), (iii), and (v) may be taken into account in determining if a “Company Material Adverse Effect” occurred to the extent it has a disproportionate impact on the Company as compared to similarly situated companies in the industry in which the Company conducts its operations.

“Company Ordinary Shares” means the Company’s ordinary shares, with a par value of GBP0.0001 per share.

“Company Organizational Documents” means the Certificate of Incorporation of the Company, as issued by with the Assistant Registrar of Companies, Cayman Islands, on December 21, 2018, together with the Memorandum and Articles of Association of the Company, as filed with the Assistant Registrar of Companies, Cayman Islands, on December 21, 2018, as each may have been amended, supplemented, designated or modified from time to time.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company.

“Company Permits” has the meaning set forth in Section 4.6.

“Company Requisite Approval” means the affirmative vote of the holders of at least a two- thirds majority of the outstanding shares of the Company Ordinary Shares, voting together as a single class.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, or any Suppliers or customers of the Company or Murphy or its subsidiaries (as applicable) that is not already generally available to the public.

“Confidentiality Agreement” has the meaning set forth in Section 7.2(b). “Contribution” has the meaning set forth in Section 4.14(d).

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“Contributor” has the meaning set forth in Section 4.14(d).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Copyright License” means any license that requires, as a condition of use, modification or distribution of software or other Intellectual Property subject to such license, that such software or other Intellectual Property subject to such license, or other software or other Intellectual Property incorporated into, derived from, used or distributed with such software or other Intellectual Property subject to such license (a) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“D&O Indemnified Persons” has the meaning set forth in Section 7.5(a).

“D&O Insurance” has the meaning set forth in Section 7.5(b).

“D&O Tail Insurance” has the meaning set forth in Section 7.5(c).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning set forth in Section 3.6(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Laws” means any applicable Law, and any United States federal, state or local or non-United States laws relating to: (a) pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, soil gas, surface water, groundwater, sediments, surface or subsurface strata); or (b) concerning the release, threatened release, presence of, exposure to, contamination of, or any injury or threat of injury to persons or property relating to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, sale, distribution, labeling, disposal or remediation of any Hazardous Substances or materials containing Hazardous Substances. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq; the Safe Drinking Water and Toxic Enforcement Act of 1986, 27 Cal. Code Regs., §§ 25249 et seq, and Federal Insecticide, Fungicide, and Rodenticide Act.

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“Environmental Claim” means any action, suit, claim, investigation or other proceeding by any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources assessments and damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the actual or alleged presence, generation, use, handling, transportation, storage, treatment, disposal, threatened Release or Release of, or exposure to, any Hazardous Substances; (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit; or (c) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” has the meaning set forth in Section 4.11(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient of (a) the Merger Consideration, divided by (b) the number of shares of Company Capital Stock.

“Export Control Laws” has the meaning set forth in Section 4.25(a).

“GAAP” has the meaning set forth in Section 4.7(a).

“Governmental Authority” has the meaning set forth in Section 4.5(b).

“Hazardous Substance(s)” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, carcinogenic, mutagenic, radioactive, a pollutant, a contaminant or is otherwise characterized by words of similar import or regulatory effect or that could give rise to Liability under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, natural gas, synthetic gas, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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“Immediate Family” means, with respect to any natural person, such person’s spouse or domestic partner, lineal ancestor or descendant, or sibling, including any adoptive relationship and relationships through marriage.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world (a) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, trade names, corporate names, any other indicia of source or origin, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets, know-how and other confidential information, in each instance, that derive independent economic value from not being generally known to the public and not being readily ascertainable by other Persons; (e) Internet domain names, social media accounts, websites and content; (f) Software and rights in Software.

“Intended Tax Treatment” has the meaning set forth in the recitals of this Agreement.

“Interim Balance Sheet” has the meaning set forth in Section 4.7(b).

“Interim Financial Statements” has the meaning set forth in Section 4.7(b).

“International Trade Control Laws” has the meaning set forth in Section 4.25(a).

“International Trade Laws” means all applicable laws, regulations, rules and licenses of the United States and other governments, including but not limited to, the sanctions, embargoes and restrictions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the Foreign Trade Regulations administered by the U.S. Department of Commerce’s Bureau of Census, the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

“Investment Company Act” has the meaning set forth in Section 4.27.

“Knowledge” or “to the Knowledge” of a Person shall mean (i) in the case of the Company, the actual knowledge of the Persons listed on Schedule 1.01(c) of the Company Disclosure Schedules after reasonable inquiry, or (ii) in the case of Murphy, the actual knowledge of the Persons listed on Schedule 1.01(c) of the Murphy Disclosure Schedules after reasonable inquiry.

“Law” means any federal, state, local or foreign (including the general principles of common law, civil law and equity) statute, law, ordinance, regulation, code, executive order, injunction, judgment, decree, constitution, convention, treaty, common law, act, code, edict, determination, binding interpretation, subpoena, decision, verdict, judgment, award, administrative requirement, decree and the rules and regulations promulgated thereunder, in each case enacted, promulgated or imposed by any Governmental Authority, and to the extent they have the force of law, any policies, guidelines and notices of any Governmental Authority.

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“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or Improvements located thereon.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable Securities Laws).

“Material Contracts” has the meaning set forth in Section 4.17(a).

“Merger Consideration” means six hundred and fifty million dollars ($650,000,000).

“Merger Sub” has the meaning set forth in the preamble of this Agreement.

“Merger Sub Ordinary Shares” has the meaning set forth in Section 5.3(b).

“Merger Sub Organizational Documents” means the certificate of incorporation and memorandum and articles of association of Merger Sub, as amended, modified or supplemented from time to time.

“Murphy” has the meaning set forth in the preamble of this Agreement.

“Murphy Acquisition Proposal” means any proposal or offer from a Person or a “group” (as defined in the Exchange Act) relating to (a) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (i) any equity ownership in Murphy or any of its controlled Affiliates or (ii) all or a material portion of assets or businesses of Murphy or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in Murphy or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Agreements or the Transactions shall constitute a Murphy Acquisition Proposal.”

“Murphy Board” has the meaning set forth in Section 5.10(a).

“Murphy Board Recommendation” has the meaning set forth in Section 7.1(e).

“Murphy Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Murphy, dated February 2, 2022.

“Murphy Class A Common Stock” means, at all times prior to the Effective Time, Murphy’s Class A Common Stock, par value $0.0001 per share.

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“Murphy Class B Common Stock” means, at all times prior to the Effective Time, Murphy’s Class B Common Stock, par value $0.0001 per share.

“Murphy Common Stock” means, at all times prior to the Effective Time, Murphy Class A Common Stock and Murphy Class B Common Stock, collectively.

“Murphy Disclosure Schedules” has the meaning set forth in the preamble to Section 4.29.

“Murphy Financial Statements” has the meaning set forth in Section 5.7(b).

“Murphy Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets or results of operations of Murphy or (b) has a material adverse effect on the ability of Murphy and/or Merger Sub to consummate the Transactions in accordance with the terms of this Agreement; provided, however, that for purposes of clause (a) above, any Effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Murphy Material Adverse Effect: (i) any change or proposed change in the interpretation of any Law (including any COVID-19 Measures) after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas or markets in which Murphy operates; (iii) any material downturn in general economic conditions, including material changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, cyberterrorism (including ransomware attacks), epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any of the foregoing; (v) any hurricane, tornado, flood, earthquake, wild fire, natural disaster, or other acts of God or other force majeure event, including, for the avoidance of doubt, COVID-19 and any COVID-19 Measures, (vi) any actions taken or not taken by Murphy as required by this Agreement or any Ancillary Agreement, (vii) any fact, event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, distributors, licensors, partners, providers, employees or Governmental Authorities), provided, however, that the exceptions in clauses (vi) or (vii) shall not be deemed to apply to references to “Murphy Material Adverse Effect” in the representations and warranties set forth in Section 5.8 and, to the extent related thereto, the condition in Section 8.3(a), or (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that clause (viii) shall not prevent or otherwise affect a determination that any event, change, fact or circumstance underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Murphy Material Adverse Effect, and provided, further, that any event, change, fact or circumstance referred to in clauses (i), (ii), (iii), and (v) may be taken into account in determining if a “Murphy Material Adverse Effect” occurred to the extent it has a disproportionate impact on Murphy as compared to similarly situated companies in the industry in which Murphy conducts its operations.

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“Murphy Organizational Documents” means the Murphy Certificate of Incorporation and bylaws, in each case as amended, modified or supplemented from time to time, which will be amended and restated in connection with the Merger as provided herein.

“Murphy Preferred Stock” has the meaning set forth in Section 5.3(a).

“Murphy Private Placement Warrants” has the meaning ascribed to “Private Warrant” in the Murphy SEC Reports as of the date of this Agreement.

“Murphy Proposals” has the meaning set forth in Section 7.1(b).

“Murphy Public Warrant” has the meaning ascribed to “Public Warrant” in the Murphy SEC Reports as of the date of this Agreement.

“Murphy SEC Documents” has the meaning set forth in Section 5.7(a).

“Murphy Units” means the units of Murphy issued in connection with its initial public offering, which such units are comprised of one share of Murphy Class A Common Stock and one Murphy Public Warrant, which ceased trading and were separated into their component parts as of March 28, 2022.

“Murphy Warrants” means, collectively, Murphy Public Warrants and Murphy Private Placement Warrants.

“Nasdaq” means the Nasdaq Global Select Market or The Nasdaq Global Market.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyright Licenses.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Outstanding Company Transaction Expenses” has the meaning set forth in Section 3.5(a).

“Outstanding Murphy Transaction Expenses” has the meaning set forth in Section 3.5(b).

“Owned Real Property” means the land owned by the Company (collectively, the “Land”), together with all buildings and other structures, facilities, and other improvements located thereon (collectively, the “Improvements”); all right, title and interest of the Company if any, in and to any and all appurtenances, strips or gores, roads, easements, streets, alleys, drainage facilities and rights-of-way bounding any of the Land; all utility capacity, utilities, water rights, licenses, permits, entitlements, and bonds, if any, and all other rights and benefits attributable to the Land; and all rights of ingress and egress thereto; all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any Governmental Authority in connection with the Land or the Improvements held by or granted to the Company any of its respective predecessors in title, and/or the agents thereof with respect to the Land or the Improvements; all right, title and interest of the Company in and to all site plans, surveys, soil and substratus studies, and engineering and architectural drawings, plans and specifications, in the possession or control of the Company relating to the Land or Improvements; all equipment and other personal property owned by the Company located on and/or exclusively used in connection with the operation of the Land or Improvements; and all written service and maintenance contracts and other written contracts, if any, relating to the Land or Improvements.

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“Party” and “Parties” have the meaning set forth in the preamble of this Agreement.

“PCAOB Audited Financial Statements” has the meaning set forth in Section 4.7(c).

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s assets that are subject thereto; (b) Liens for Taxes not yet due and payable, or being contested in good faith for which adequate reserves have been set aside according to GAAP; (c) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (d) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company granted to any licensee in the ordinary course of business; (e) non- monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property; and (f) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s, and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, health information, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, device or household, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“PIPE Financing” has the meaning set forth in the recitals of this Agreement.

“Plan” has the meaning set forth in Section 4.11(a).

“Plan of Merger” has the meaning set forth in Section 2.3.

“Principal Shareholders” means (i) Corvus Capital Limited, (ii) St. George Street Capital Limited, and (iii) Algo Holdings, Inc.

“Prior Financial Statements” has the meaning set forth in Section 4.7(a).

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“Privacy/Data Security Laws” means all Laws, self-regulatory standards, third party system and platform requirements, and industry regulations governing (a) the receipt, collection, use, storage, processing, sharing, security, disclosure, transfer, sale, unauthorized access or modification, theft, loss, inaccessibility, breach, or transfer of Personal Information, Confidential Information, the Company’s Business Systems or Business Data and (b) unfair and deceptive practices, accessibility, advertising communications (e.g., text messages, emails, calls), PCI-DSS, location tracking and marketing.

“Products” mean any products or services, developed, manufactured, performed, out- licensed, sold, distributed other otherwise made available by or on behalf of the Company from which the Company has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Prohibited Party” has the meaning set forth in Section 4.25(b).

“Proxy Statement” means the proxy statement to be filed by Murphy as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from stockholders of Murphy to approve Murphy Proposals.

“Redeeming Shareholder” means a stockholder of Murphy who properly demands that Murphy redeem its Class A Common Stock for cash in connection with the Murphy Proposals and in accordance and in compliance with Murphy Organizational Documents.

“Registered Company IP” means patents, patent applications, registrations and applications for registration of trademarks, service marks, and trade dress, internet domains, and copyrights owned or licensed by the Company.

“Registration Rights Agreement” has the meaning set forth in the recitals of this Agreement.

“Registration Statement” has the meaning set forth in Section 7.1(a).

“Related Party” means, with respect to the Company, (a) any Affiliate of the Company or any Person who serves as a director, officer, general partner or managing member of such Affiliate;

(b) any Person who serves as a director, officer, general partner or managing member of the Company; (c) any Person that beneficially owns, directly or indirectly, at least 5% of the Company Capital Stock or any Affiliate described in clause (i) of such Person; or (d) any Immediate Family member of any Person described in clause (a), (b) or (c). For purposes of this definition, “Affiliate” shall not include the Company.

“Remedies Exceptions” has the meaning set forth in Section 4.4.

“Representatives” has the meaning set forth in Section 7.2.

“Sanctions Laws” has the meaning set forth in Section 4.25(a).

“Securities Act” means the Securities Exchange Act of 1933, as amended.

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“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Shareholder” means a holder of Company Ordinary Shares, including holders of shares of Company Ordinary Shares issued upon the Company Convertible Debt Conversion.

“Shareholder Support Agreement” has the meaning set forth in the recitals of this Agreement.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Special Meeting” means a meeting of the holders of Murphy Common Stock to be held for the purpose of approving the Murphy Proposals.

“Sponsor” means Murphy Canyon Acquisition Sponsor LLC, a Delaware limited liability company.

“Sponsor Support Agreement” has the meaning set forth in the recitals of this Agreement.

“Subscription Agreement” has the meaning set forth in the recitals of this Agreement.

“Subsidiary” means, with respect to a Person, any other Person, of which (a) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person or (b) such Persons controls any other Person. For the purposes hereof, the term “Subsidiary” shall include all subsidiaries of such Subsidiary.

“Supplier” means any Person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Organizational Documents” means the form of certificate of incorporation and articles and memorandum of association set forth on Exhibit D to this Agreement.

“Surviving Provisions” has the meaning set forth in Section 9.2.

“Tax” and “Taxes” means any U.S. federal, state, local, foreign, and other income, gross income, adjusted gross income or gross receipts, franchise, estimated, alternative or add-on minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, disability, estimated, escheat, premium, turnover, windfall profits or other taxes of any kind whatsoever, together with any interest, penalties, additions to tax, or additional amounts imposed by any Governmental Authority with respect thereto.

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“Tax Return” means any return, information return, statement, declaration, claim for refund, estimate, report, or other document relating to Taxes that is filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Company Breach” has the meaning set forth in Section 9.1(d).

“Terminating Murphy Breach” has the meaning set forth in Section 9.1(e).

“Transactions” means the transactions contemplated by this Agreement, including the

Merger and the Ancillary Agreements.

“Treasury Regulations” means the final and temporary United States Treasury regulations issued pursuant to the Code.

“Treasury Shares” has the meaning set forth in Section 3.1(b)(ii). “Trust Account” has the meaning set forth in Section 5.12.

“Trust Agreement” means the Investment Management Trust Agreement, dated December 2, 2022, between Murphy and Wilmington Trust Company.

“Trust Fund” has the meaning set forth in Section 5.12.

“Trustee” has the meaning set forth in Section 5.12.

“Willful Breach” means, with respect to any agreement, a Party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such Party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the Knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.

“Withholding Agent” has the meaning set forth in Section 3.3.

Section 1.2 Construction.

(a)       Unless the context of this Agreement otherwise requires, (i) words of any gender include all other genders, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including”, “include” or similar derivations means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

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(b)       The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (i) provided no later than five days prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (A) in the “virtual data room” set up by the Company in connection with this Agreement or (B) by delivery to such Party or its legal counsel via electronic mail or hard copy form, or (ii) with respect to Murphy, filed with the SEC by Murphy no later than five days prior to the date hereof.

(c)       When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or Murphy’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19 or COVID-19 Measures).

(d)       The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e)       Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)       All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

THE MERGER; CLOSING

Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (a) Merger Sub shall be merged with and into the Company in accordance with the Companies Act, and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and become a wholly owned Subsidiary of Murphy, and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the Companies Act, and (c) the Merger shall have such other effects as provided in the Companies Act and this Agreement.

Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Sichenzia Ross Ference LLP, 1185 Avenue of the Americas, 31st Floor, New York, New York 10036 on a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in Article VIII that are required to be satisfied prior to the Closing Date, or at such other place and time as Murphy and the Company may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

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Section 2.3 Effective Time. Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII of this Agreement, as soon as practicable following the Closing on the Closing Date the Company, Murphy and Merger Sub will cause a plan of merger relating to the Merger and other documents required by the Companies Act (collectively, the “Plan of Merger”) to be executed, acknowledged and filed with the Registrar of Companies of the Cayman Islands in accordance with the relevant provisions of the Companies Act. The Merger shall become effective at the time when the Plan of Merger has been duly filed with and accepted by the Registrar of Companies of the Cayman Islands or at such later date and time as may be agreed by the Parties in writing and specified in the Plan of Merger (such date and time, the “Effective Time”).

Section 2.4 Organizational Documents of Murphy and the Surviving Corporation.

(a)       At the Closing and immediately prior to the Effective Time, subject to obtaining the affirmative vote of the stockholders of Murphy for the Murphy Proposals in accordance with the Proxy Statement, Murphy shall cause the Murphy Organizational Documents to be amended and restated in their entirety to be the Amended Charter and the Amended Bylaws, respectively, until thereafter supplemented or amended in accordance with their respective terms and the DGCL. Without limiting the generality of the foregoing, as of the Effective Time, Murphy will change its corporate name to “Conduit Pharmaceuticals Inc.”

(b)       At the Effective Time, by virtue of the Merger, the Company Organizational Documents, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read in the forms of the Surviving Corporation Organizational Documents, and as so amended and restated, will be the certificate of incorporation and articles and memorandum of association of the Surviving Corporation until thereafter supplemented or amended in accordance with their respective terms and the Companies Act.

Section 2.5 Directors. Immediately after the Closing, the board of directors of the Surviving Corporation and of Murphy each shall consist of five (5) directors, consisting of (a) one

(1) director designated prior to Closing by the Sponsor and reasonably acceptable by the Company and (b) the remaining designated prior to the Closing by the Company; with at a least three (3) of the five (5) directors who will serve as independent directors satisfying the independence requirements of the Securities Act and the Nasdaq rules.

Section 2.6 Chief Financial Officer. Immediately after the Closing, the Chief Financial Officer of Murphy, Adam Sragovicz shall be appointed Chief Financial Officer of the Company.

Section 2.7 No Further Ownership Rights in Company Capital Stock. At the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Ordinary Shares on the records of the Company.

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Section 2.8 Rights Not Transferable. The rights of the Shareholders as of immediately prior to the Effective Time are personal to each such Shareholder and shall not be assignable or otherwise transferable for any reason (except (i) in the case of an entity, by operation of Law or

(ii) in the case of a natural person, by will or the Laws of descent and distribution). Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

Section 2.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the officers and directors of Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

ACTIONS PRIOR TO THE MERGER; CONVERSION OF SECURITIES;

CONSIDERATION

Section 3.1 CONVERSION OF SECURITIES

(a)       Company Convertible Debt. Prior to the Effective Time, all holders of Company Convertible Debt shall have converted their full principal amount of Company Convertible Debt that is issued and outstanding immediately prior to the Effective Time into a number of shares of Company Ordinary Shares at the then-effective conversion rate as calculated pursuant to the senior secured convertible promissory note agreements that govern the terms of the Company Convertible Debt (the “Company Convertible Debt Conversion”). After the Company Convertible Debt Conversion, the Company Convertible Debt shall no longer be outstanding and shall cease to exist, and each holder of Company Convertible Debt shall thereafter cease to have any rights with respect to such securities, except for its pro rata portion of the Closing Payment Shares.

(b)       Cancellation of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Murphy, Merger Sub or the Company, each Company Ordinary Share issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the Applicable Per Share Merger Consideration. For avoidance of any doubt, each Shareholder will cease to have any rights with respect to his, her or its Company Ordinary Shares, except the right to receive the Applicable Per Share Merger Consideration. At the Effective Time (and, for the avoidance of doubt, following the Company Convertible Debt Conversion), by virtue of the Merger and without any action on the part of any holder thereof:

(i)       Company Ordinary Shares. Each Company Ordinary Share (including Company Ordinary Shares issued as a result of the Company Convertible Debt Conversion) that is issued and outstanding immediately prior to the Effective Time, other than the Dissenting Shares, shall thereupon be converted into the right to receive, and the holder of such share of Company Stock shall be entitled to receive, the Applicable Per Share Merger Consideration;

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(ii)       Company Treasury Stock. Each Company Ordinary Share held in the treasury of the Company (“Treasury Shares”) immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii)       Company Dissenting Share. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 3.6(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 3.6(a).

(c)       Murphy Class B Common Stock. Each share of Murphy Class B Common Stock shall automatically convert into and become one validly issued, fully paid and non- assessable share of Murphy Class A Common Stock.

(d)       Merger Sub Shares. Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Corporation, and all such shares shall constitute the only outstanding shares of the Surviving Corporation as of immediately following the Effective Time.

(e)       Surrender of Certificates. All securities issued upon the surrender of Company Ordinary Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Ordinary Shares shall also apply to the Closing Payment Shares so issued in exchange.

(f)       Lost, Stolen or Destroyed Certificates. In the event any certificates for Company Ordinary Shares shall have been lost, stolen or destroyed, Murphy shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Murphy may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company or Murphy with respect to the certificates alleged to have been lost, stolen or destroyed.

(g)       Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding securities of the Company or Murphy shall occur (other than the issuance of additional shares of the Company or Murphy as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, the Exchange Ratio and the number of the Closing Payment Shares (as well as the Applicable Per Share Merger Consideration) payable to the Shareholders pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Murphy or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

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Section 3.2 Payment of Merger Consideration.

(a)       Upon and subject to the terms and conditions of this Agreement, on the Closing Date, Murphy shall issue to each Shareholder such number of Closing Payment Shares as set forth opposite such Shareholder’s name on Exhibit A.

(b)       No certificates or scrip representing fractional Murphy Class A Common Stock will be issued pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Murphy.

(c)       Each certificate issued pursuant to the Merger to any Shareholder shall bear the legend set forth below, or a legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Closing Payment Shares:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.”

Section 3.3 Withholding Rights. Each of Murphy and Merger Sub (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law; provided that prior to making any deduction or withholding pursuant to this Section 3.3, the Withholding Agent shall use reasonable best efforts to provide the Shareholders with advance written notice of any such intended deduction or withholding (other than any withholding on amounts properly treated as compensation to employees for U.S. federal income Tax purposes) at least ten (10) days before the making of such payment, and the Withholding Agent shall consult with the Company and/or its Shareholders in good faith to determine whether such deduction and withholding is required under applicable Law and cooperate in good faith with the Shareholders to obtain any available exception from, or reduction in, such deduction or withholding (including through the request and provision of any statements, forms, or other documents to reduce or eliminate any such deduction or withholding) pursuant to this Section 3.3 to the extent permitted under applicable Law. To the extent that amounts are so withheld by the Withholding Agent or any of their respective Affiliates with respect to any Person and are properly remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid on behalf of such Person in respect of which such deduction and withholding was made. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

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Section 3.4 Register of Members. At the Effective Time, the register of members of the Company shall be closed and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Capital Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to Murphy for any reason shall be converted into the Merger Consideration in accordance with the provisions of Section 3.1.

Section 3.5 Payment of Expenses.

(a)       No sooner than five nor later than two Business Days prior to the Closing Date, the Company shall provide to Murphy a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company and/or the Shareholders in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date concurrent with the Closing, Murphy shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses.

(b)       No sooner than five nor later than two Business Days prior to the Closing Date, Murphy shall provide to the Company a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of Murphy and/or Merger Sub in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Murphy Transaction Expenses”). On the Closing Date concurrent with the Closing, Murphy shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Murphy Transaction Expenses.

(c)       Neither Murphy nor the Surviving Corporation shall be liable to any holder of Company Capital Stock for any such Company Capital Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

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(d)       Murphy shall not pay or cause to be paid any Outstanding Murphy Transaction Expenses or Outstanding Company Transaction Expenses other than in accordance with this Section 3.5.

Section 3.6 Dissenter’s Rights.

(a)       Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Companies Act, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Shareholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing dissenter’s rights for such Company Capital Stock in accordance with the Companies Act and otherwise complied at all times with all of the provisions of the Companies Act relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such Shareholders shall have no right to receive, the applicable Merger Consideration in accordance with the provisions of Section 3.1, unless and until such Shareholder fails to perfect or withdraws or otherwise loses his, her or its dissenter’s rights and payment under the Companies Act. Any Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenter’s rights as to such shares of Company Capital Stock under the Companies Act shall thereupon be deemed to have such shares of Company Capital Stock converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Merger Consideration in accordance with the provisions of Section 3.1, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such shares of Company Capital Stock.

(b)       Prior to the Closing, the Company shall give Murphy (i) prompt notice of any demands for dissenter’s rights received by the Company (which demands must, for the avoidance of doubt, be received prior to the passing of the Company Requisite Approval in accordance with the Companies Act) and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenter’s rights under the Companies Act. The Company shall not, except with the prior written consent of Murphy (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for dissenter’s rights or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered as of the date hereof by the Company to Murphy in connection with this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Murphy that each of the following representations and warranties is true, correct and complete as of the date of this Agreement (or, if such representations and warranties are made with respect to a certain date, as of such date). Any disclosure made with respect to a section of this Article IV shall be deemed to qualify any other section of this Article IV specifically referenced or cross-referenced therein or to the extent that it is readily apparent that such disclosure is applicable thereto.

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Section 4.1 Organization and Qualification.

(a)       The Company is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that do not constitute a Company Material Adverse Effect.

(b)       Except as provided in Schedule 4.1(b) of the Company Disclosure Schedules, the Company does not directly or indirectly own any Subsidiaries. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.2 Organizational Documents. The Company has prior to the date of this Agreement made available a complete and correct copy of the Company Organizational Documents. Such Company Organizational Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Organizational Documents. The Company has prior to the date of this Agreement made available a complete and correct copy of the organization documents of its Subsidiary. The organizational documents of such Subsidiary are in full force and effect. The Company’s Subsidiary is not in violation of any of the provisions of the Company Organizational Documents.

Section 4.3 Capitalization.

(a)       The authorized share capital of the Company is GBP40,000 made up of 400,000,000 Company Ordinary Shares. As of the date of this Agreement, (i) 2,000 Company Ordinary Shares are issued and outstanding, (ii) no Company Ordinary Shares are held in the treasury of the Company, and (iii) other than with respect to the Company Convertible Debt, there are no Ordinary Shares or other equity or voting interests of the Company reserved for issuance. Exhibit A sets forth the current capitalization table of the Company, including all of the Company Ordinary Shares, the holders thereof, and each such holder’s pro rata percentage of the issued and outstanding Company Ordinary Shares.

(b)       The aggregate outstanding and unpaid Company Convertible Debt as of the date of this Agreement is set forth on Exhibit A.

(c)       Other than this Agreement, the Ancillary Agreements and the Company Convertible Debt, there are no options, restricted shares, restricted share units, phantom equity awards, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of the Company or obligating the Company to issue or sell any shares of, or other equity interests in, the Company. The Company is not a party to, or otherwise bound by, and the Company has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than this Agreement and any Ancillary Agreements, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Ordinary Shares, the Company Convertible Debt or any of the equity interests or other securities of the Company.

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(d)       Schedule 4.3(d) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, the following information with respect to each instrument evidencing Company Convertible Debt outstanding (i) the name of the holder of such Company Convertible Debt and (ii) the date on which such Company Convertible Debt was incurred. The Company has made available to Murphy an accurate and complete copy of each promissory note evidencing Company Convertible Debt. All Company Ordinary Shares subject to issuance pursuant to the Company Convertible Debt Conversion upon issuance on the terms and conditions specified therein, will be and has been duly authorized, validly issued, fully paid and nonassessable.

(e)       Except as contemplated by or as otherwise set forth in this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(f)       All outstanding shares of the Company Capital Stock have been issued and granted in compliance with (A) all applicable Securities and other Laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company is a party.

(g)       The Shareholders collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of Company Capital Stock). Except for the Company Capital Stock held by the Shareholders and the Company Convertible Debt, no shares or other equity or voting interest of the Company, or options, warrants, convertible debt or other rights to acquire any such shares or other equity or voting interest, of the Company is issued and outstanding.

Section 4.4 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Requisite Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Requisite Approval, which the written consent delivered in connection with Section 7.1(f) shall satisfy, and the filing and recordation of appropriate merger documents as required by the Companies Act). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Murphy and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

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Section 4.5 No Conflict; Required Filings and Consents.

(a)       Except as set forth in Schedule 4.5(a) of the Company Disclosure Schedules, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Organizational Documents or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its property or assets is bound or affected.

(b)       The execution and delivery of this Agreement, and the transactions contemplated hereby, by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, foreign government, governmental or quasi-governmental, regulatory or administrative authority or office, any political or other subdivision thereof, agency, instrumentality, bureau, authority, body or commission or any court, tribunal, judicial or arbitral body or body exercising, or entitled to exercise, any judicial, quasi-judicial, legislative, executive, police, regulatory, taxing or other administrative instrumentality (a “Governmental Authority”), or conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to the Company or by which any of its property or assets are bound or affected, except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and takeover laws of the Cayman Islands, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the Companies Act.

Section 4.6 Permits; Compliance. The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits does not constitute a Company Material Adverse Effect. To the Company’s Knowledge, no suspension or cancellation of any of the Company Permits is pending or threatened in writing. Except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.16) and compliance with Laws related to Taxes (which are the subject of Section 4.15), and (ii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to constitute a Company Material Adverse Effect, the Company is, and since January 1, 2020, has been, in compliance with all applicable Laws.

Section 4.7 Financial Statements.

(a)       The Company has made available to Murphy true and complete, in all material respects, except for the absence of footnotes and subject to any audit adjustments, copies of the unaudited consolidated balance sheets as of and the related audited consolidated statements of operations and cash flows of the Company for the periods ended December 31, 2020 and December 31, 2021 (collectively, the “Prior Financial Statements”). The Prior Financial Statements (including any notes thereto), except for the absence of footnotes and subject to any audit adjustments, (i) were prepared on an accrual basis in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in any notes thereto), (ii) were derived from the Books and Records of the Company, and (iii) fairly present, in all material respects, the financial position, results of operations, income (loss), changes in shareholders’ equity, and cash flows of the Company as at the date thereof and for the period indicated therein.

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(b)       Prior to Closing, the Company will deliver to Murphy a true and complete, in all material respects, except for the absence of footnotes and subject to any yearend and/or audit adjustments, copy of the consolidated unaudited balance sheet of the Company as of September 30, 2022 (the “Interim Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows of the Company for the nine-month period then ended (such financial statements, including the Interim Balance Sheet, the “Interim Financial Statements”). The Interim Financial Statements, except for the absence of footnotes and subject to any yearend and/or audit adjustments, will be (i) prepared on an accrual basis in accordance with GAAP applied on a consistent basis throughout the periods indicated, (ii) derived from the Books and Records of the Company, and (iii) fairly present, in all material respects, the financial position, results of operations, income (loss), changes in shareholders’ equity, and cash flows of the Company as at the date thereof and for the period indicated therein.

(c)       Prior to Closing, the Company will deliver to Murphy true and complete, in all material respects, copies of the audited consolidated balance sheets of the Company as of December 31, 2020 and December 31, 2021 and the related audited consolidated statements of operations, cash flows and shareholders’ equity for the years ended December 31, 2020 and December 31, 2021, together with the auditor’s reports thereon, which will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act for financial statements required to be included in the Registration Statement (collectively, the “PCAOB Audited Financial Statements”).

(d)       The PCAOB Audited Financial Statements (i) will be prepared from, and will reflect in all material respects, the Books and Records of the Company, (ii) will present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in shareholders’ equity, and cash flows of the Company as of the dates and for the periods indicated therein in conformity with GAAP consistently applied throughout the periods covered thereby, and (iii) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC in accordance with Section 7.1, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act for financial statements required to be included in the Registration Statement, in effect as of the respective dates thereof.

Section 4.8 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the date thereof, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet and which are not, individually or in the aggregate, material in amount. Except for the Company Convertible Debt, the Company does not have any Indebtedness for borrowed money.

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Section 4.9 Absence of Certain Changes or Events. Since inception, or as expressly contemplated by this Agreement and the Transactions, (a) there has not been any Company Material Adverse Effect, and (b) the Company has conducted its business in the ordinary course consistent with past practices.

Section 4.10 Absence of Litigation. Except as set forth on Schedule 4.10 of the Company Disclosure Schedules, there is no cause of action, litigation, suit, hearing, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise (an “Action”) pending against or, to the Knowledge of the Company, threatened in writing against the Company, any directors, or officers thereof, or any property or asset of the Company. Neither the Company nor any material property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would constitute a Company Material Adverse Effect. There is no unsatisfied judgment or any injunction binding upon the Company which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.11 Employee Benefit Plans.

(a)       Schedule 4.11(a) of the Company Disclosure Schedules sets forth a true and complete list of each company benefit plan (“Plan”). For purposes of this Agreement, “Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any stock purchase, stock option, equity or equity-based or phantom equity compensation, severance, retirement, employment, individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, (a) which are contributed to (or required to be contributed to), sponsored by or maintained by the Company for the benefit of any current or former employee, officer, director or individual consultant of the Company (the “Company Employees”) or (b) pursuant to which the Company could have any liability, other than any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority.

(b)       With respect to each Plan, the Company has delivered or made available to Murphy copies, to the extent applicable of each Plan and any current trust agreement or other funding instrument relating to such plan and the most recent summary plan description, with respect to such Plan. Each Plan has been established, administered and funded in accordance with its terms, and in compliance in all material respects with all applicable Laws.

(c)       Except as set forth on Schedule 4.11(c) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions will (whether alone or in connection with any subsequent event(s)) (i) result in the payment, acceleration, vesting, funding or creation of any compensatory rights of any Company Employee to payments or benefits or increases in any compensation or benefits (including any loan forgiveness) under any Plan (or under any plan, agreement or arrangement that would be a Plan if in effect as of the date of this Agreement), (ii) result in severance pay or any increase in severance pay upon any termination of employment, or (iii) require any contributions or payments to fund any obligations under any Plan, or cause the Company to transfer or set aside any assets to fund any Plan.

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Section 4.12 Labor Matters.

(a)       The Company is not a party to any collective bargaining agreement or other agreement with a labor union or like organization, and to the Knowledge of the Company, there are no activities or Actions by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company.

(b)       As of the date hereof, the Company does not have any employees located in the United States.

(c)       The Company is, and since January 1, 2020, has been, in compliance in all material respects with all applicable Laws regarding employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance.

(d)       The Company is not delinquent in any material respect in payments to any of its current or former employees, officers, directors, consultants or other service providers for any services rendered or amounts required to be reimbursed or otherwise paid.

(e)       To the knowledge of the Company, no employee of the Company at the level of senior vice president or above is in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement, restrictive covenant or other obligation with or to: (i) the Company; or (ii) a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or (B) to the knowledge or use of trade secrets or proprietary information.

(f)       All employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employees are employed in their current job capacities.

(g)       Since January 1, 2020, the Company has not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any director, officer or employee.

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Section 4.13 Real Property; Title to and Sufficiency of Assets.

(a)       Since its inception, the Company has not, and as of the date of this Agreement, does not, own or hold any Owned Real Property or lease any Leased Real Property.

(b)       The Company has legal and valid leasehold or subleasehold interests in, all of its material properties and material assets, tangible and intangible, personal and mixed, used or held for use in its business, free and clear of all encumbrances, liens or other restrictions other than Permitted Liens.

Section 4.14 Intellectual Property.

(a)       Schedule 4.14(a) of the Company Disclosure Schedules contains a true, correct and complete list of the Registered Company IP (showing in each, as applicable, the jurisdiction, filing date, date of issuance, expiration date, owner, and registration or application number, and registrar). Each item on Schedule 4.14(a) is subsisting, in full force and effect, and has not expired, been cancelled, abandoned or otherwise terminated and the registered, issued and/or patented items on Schedule 4.14(a) are valid, subsisting and enforceable.

(b)       Except as provided on Schedule 4.14(b), the Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and the Company has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP used by it in the Company Business. Except as provided on Schedule 4.14(b), no funding, facilities or personnel of any governmental authority or any university, college, research institute or other educational institution have been or are being used by the Company to develop or create, in whole or in part, any Company-Owned IP. All documents and instruments necessary to record the ownership rights (if applicable) of the Company in the registrations, patents and applications for the Company-Owned IP have been validly executed and filed with the appropriate governmental authority.

(c)       The Company has taken reasonable actions to maintain, protect and enforce rights in the Company-Owned IP, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. To the Knowledge of the Company, the Company has not disclosed any trade secrets or other Confidential Information that is material to the business of the Company to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such trade secrets and Confidential Information.

(d)       Except as provided on Schedule 4.14(d) of the Company Disclosure Schedules, all Persons who have contributed, developed or conceived (each, a “Contributor”) any Intellectual Property (i) for or on behalf of the Company, or (ii) in the course of and related to his, her or its relationship with the Company (in each case a “Contribution”) have an obligation to maintain the confidentiality of the Company’s proprietary information and have either assigned all rights, title and interest to such Company-Owned IP to the Company or is a party to a “work-for- hire” agreement under which the Company is deemed to be the owner or author of all property rights therein.

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(e)       The Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems. In the past year, there has not been a material failure with respect to any of the Business Systems that has not been remedied. Except for commercially available, “off-the- shelf Software or shrink-wrap licenses, the Company does not hold any licenses for any Software, including Open Source Licenses.

(f)       The Company is in compliance in all material respects with all applicable Privacy/Data Security Laws. Since January 1, 2020, except as set forth on Schedule 4.14(f) of the Company Disclosure Schedules, to the Knowledge of the Company, there have been no material incidents of security breaches or intrusions or unauthorized access, distribution, disclosure, destruction, disposal or use of any of the Business Systems or Personal Information that are in the possession of and controlled by the Company.

Section 4.15 Taxes.

(a)       The Company: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by Law by the Company and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all material Taxes, whether or not shown as due on such filed Tax Returns, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith and are disclosed in Schedule 4.15(a) of the Company Disclosure Schedules or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to them, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect, and no written request for any such waiver or extension is currently pending; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of material Taxes or material Tax matters pending or proposed or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open; and (v) has provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Company, for any material Taxes of the Company that have not been paid, whether or not shown as being due on any Tax Return.

(b)       The Company is not a party to, bound by or has an obligation to any Governmental Authority or other Person under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes).

(c)       The Company has (i) withheld or collected all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party, and (ii) reported and timely remitted such amounts required to have been withheld or collected, reported and remitted to the appropriate Governmental Authority. All Tax Returns required with respect thereto have been properly completed and timely filed.

(d)       The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

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(e)       The Company does not have any material liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (excluding contracts, the primary purpose of which do not relate to Taxes), or otherwise.

(f)       The Company (i) does not have any request for a material ruling in respect of Taxes pending between the Company and any Tax authority; and (ii) has not entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority in respect of material Taxes, in each case, that will be in effect after the Closing.

(g)       The Company has not in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h)       The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) There are no Tax liens upon any assets of the Company except for Permitted

Liens.

(j) The Company is not, and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not been a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(k)       The unpaid Taxes of the Company (i) did not, as of the date of the Financial Statements, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing difference between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of Company in filing its Tax Returns.

(l)       To the Knowledge of the Company, the Company does not expect (i) any jurisdiction to assess any additional Taxes for any period for which Tax Returns have been filed, and (ii) any jurisdiction in which Tax Returns are not filed to require the filing of Tax Returns. To the Knowledge of the Company, within the last three (3) years, no written claim has been made by any Governmental Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to material Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(m)       The Company is organized outside the United States and has no operations in the United States.

(n)       None of the shareholders of the Company are “United States persons” within the meaning of Section 7701(a)(30) of the Code.

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(o)       The Company will not be required to include any item or income, or exclude any item or deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any:

(i)       change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Effective Time;

(ii)       use of an improper method of accounting for a taxable period ending on or prior to the Effective Time;

(iii)       ruling by, or written agreement with, a Governmental Authority (including any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local, or non-U.S. Tax law)) for a taxable period ending on or prior to the Effective Time;

(iv)       installment sale or open transaction disposition made on or prior to the Effective Time;

(v) prepaid amount received on or prior to the Effective Time;

(vi)       intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Effective Time;

(vii) election under Section 965(h) of the Code; or

(viii) election under Section 108(i) of the Code.

Nothing in this Section 4.15 shall be construed as providing a representation or warranty with respect to any taxable period (or portion thereof) beginning after the Effective Time or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

Section 4.16 Environmental Matters. The Company is currently, and has been, in compliance with all Environmental Laws, and there are no actions or Environmental Claims pending or threatened in writing against the Company.

Section 4.17 Material Contracts.

(a)       Schedule 4.17(a) of the Company Disclosure Schedules lists, as of the date of this Agreement, the following types of contracts and agreements (other than purchase orders) to which the Company is a party (such contracts and agreements as are required to be set forth in Schedule 4.17(a) of the Company Disclosure Schedules, the “Material Contracts”):

(i) each employee collective bargaining Contract;

(ii)       each contract and agreement with consideration paid or payable to the Company of more than $100,000, in the aggregate, over any 12-month period;

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(iii)       each contract and agreement with suppliers to the Company for expenditures paid or payable by the Company of more than $100,000, in the aggregate, over any 12-month period;

(iv)       any Contract that is a definitive merger, acquisition, purchase and sale or similar agreement entered into in connection with an acquisition or disposition by the Company since January 1, 2020, involving consideration in excess of $250,000 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), but excluding any Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations of the Company ongoing;

(v)       all management and employment contracts (excluding at-will contracts for employment that do not contain any severance or change of control provisions) and all contracts with natural person consultants and natural person independent contractors that cannot be terminated with less than 30 days’ prior notice and that provide for base salary or compensation in excess of $125,000, in either case to which the Company is a party;

(vi)       any Contract evidencing or guaranteeing Company Debt or under which the Company has created, incurred, assumed or guaranteed any other Person’s indebtedness, has the right to draw upon credit that has been extended for indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any indebtedness, in each case, in an amount in excess of $50,000;

(vii)       all partnership agreements, collaboration agreements or other joint venture agreements that are material to the business of the Company;

(viii)       all contracts and agreements with any Governmental Authority to which the Company is a party, other than any Company Permits and Environmental Permits;

(ix)       all contracts and agreements that materially limit, or purport to materially limit, the ability of the Company to compete in any line of business or with any Person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(x)       any Contract that (A) grants to any Person any preferred pricing, “most favored nation” or similar rights or (B) grants exclusivity to any Person in respect of any geographic location, any customer, or any product or service;

(xi)       each Company Affiliate Agreement, excluding those that are employee confidentiality and invention assignment agreements, equity or incentive equity documents, and employment agreements;

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(xii)       all contracts or agreements for any Company-Licensed IP that are material to the Company Business, including for Intellectual Property rights incorporated in or necessary for any Products, and the Business Systems of any other person (excluding both unmodified, commercially available, “off-the-shelf” Software or shrink-wrap licenses and Open Source Licenses);

(xiii)       all contracts relating to registration rights, drag-along, tag along, right of first refusal or put rights or any other agreements with, among or between Shareholders;

(xiv)       all contracts or agreements providing for revenues to the Company, whether currently, in the future, or since January 1, 2020, in an amount exceeding $25,000;

(xv)       all leases or master leases of personal property reasonably likely to result in annual payments of $25,000 or more in a 12-month period by the Company, or for any facility material to the operations of the Company; and

(xvi)       any commitment to enter into any Contract of the type described in clauses (i) through (xiv) of this Section 4.17(a).

(b)       Each Material Contract is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto, and the Company is not in breach or violation of, or default under, any Material Contract nor, to the Knowledge of the Company, has any Material Contract been canceled by the other party. To the Company’s Knowledge, no other party is in breach or violation of, or default under, any Material Contract. The Company has not received any written claim of breach or default under any such Material Contract. The Company has furnished or made available to Murphy true and complete copies of all Material Contracts in effect as of the date of this Agreement, including amendments thereto that are material in nature. Each Material Contract sets forth the entire agreement and understanding between the Company and the other parties thereto. Since January 1, 2020, the Company has not received any notice or request, in each case, in writing, from or on behalf of any other party to a Material Contract to terminate, cancel or not renew such Material Contract, or to renegotiate any material term thereof that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or alleging or disputing any breach or default under such Material Contract.

Section 4.18 Insurance. As of the Closing Date, the insurance policies maintained by the Company are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company operates, and as is sufficient to comply with applicable Law. With respect to each such insurance policy and as of the Closing Date, the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) and no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

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Section 4.19 Internal Controls. As of the Closing Date, except as set forth in the Registration Statement or in any notification from the Company’s auditors provided to Murphy, the Company will maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2020, the Company has not identified and has not been advised by the Company’s auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls over financial reporting.

Section 4.20 Registration Statement. None of the information relating to the Company supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of (a) the time the Registration Statement becomes effective under the Securities Act, (b) the date of mailing of the Proxy Statement to stockholders of Murphy or (c) the time of the Special Meeting (including any adjournment thereof), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.20, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

Section 4.21 Support Agreement. The Company will deliver to Murphy a true, correct and complete copy of the Shareholder Support Agreement. The Shareholder Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and, to the Knowledge of the Company, no withdrawal, termination, amendment or modification is contemplated.

Section 4.22 Board Approval; Vote Required. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly

(a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its Shareholders, (b) approved this Agreement and the Transactions (including the Merger) and declared their advisability, and (c) recommended that the Shareholders approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Shareholders. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions.

Section 4.23 Brokers. Except for those Persons set forth on Schedule 4.23 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

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Section 4.24 Takeover Laws. Assuming the accuracy of the representations set forth in Section 5.3(e), no anti-takeover, “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar statute or regulation is applicable to this Agreement or the transactions contemplated hereby. The Company does not have any shareholder rights plan or “poison pill” in effect, including any agreement with a third-party trust or fiduciary entity with respect thereto.

Section 4.25 International Trade Matters; Anti-Bribery Compliance.

(a)       The Company currently is and, since its inception has been, in compliance with applicable Laws related to (i) Anti-Corruption Laws, (ii) economic sanctions administered, enacted or enforced by U.S. Governmental Authorities (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasure, or any other relevant Governmental Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries in which the company has conducted and/or currently conducts business (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries in which the Company has conducted and/or currently conducts business (collectively, “International Trade Control Laws”).

(b)       The Company, its directors and officers and, to the Knowledge of the Company, the employees or agents of the Company (acting on behalf of the Company), is not and is not acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions-related lists administered by the U.S. Department of State, the U.S. Department of the Treasury, including the OFAC specially Designated Nationals List, the U.S. Department of Commerce, including the Bureau of Industry and Security’s Denied Persons List and Entity List, Her Majesty’s Treasury, including the Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Governmental Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); or (ii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria. Neither the Company, nor any director or officer, nor, to the Knowledge of the Company, any employee or agent of the Company (acting on behalf of the Company) has since the Company’s inception, engaged in any transaction involving a Prohibited Party, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws.

(c)       To the Knowledge of the Company, the Company has not exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

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(d)       Since its inception, the Company has not received written notice of, nor, to the Knowledge of the Company, none of its officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws or International Trade Control Laws.

Section 4.26 Related Party Transactions. Schedule 4.26 of the Company Disclosure Schedules sets forth a true, complete and correct list of the following (each such arrangement of the type required to be set forth thereon, whether or not actually set forth thereon, an “Affiliate Transaction”): (i) each Contract entered into prior to the date hereof, between the Company, on the one hand, and any Shareholder or any other current or former Affiliate of the Company on the other hand; and (ii) all Indebtedness (for monies actually borrowed or lent) owed by any Shareholder or any other current or former Affiliate to the Company. Other than the Affiliate Transactions, no Shareholder or Affiliate thereof owns any right in or to any of the material Assets or properties belonging to the Company.

Section 4.27 Not An Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations promulgated thereunder.

Section 4.28 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedules), the Company hereby expressly disclaims and negates, any express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company and its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Murphy, its Affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, neither the Company nor any other Person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Murphy, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Murphy, its Affiliates or any of their respective Representatives or any other Person, and that any such representations or warranties are expressly disclaimed.

Section 4.29 Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Murphy pursuant to this Agreement, including all information furnished in writing to Murphy by or on behalf of the Company specifically for inclusion in the Registration Statement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MURPHY AND MERGER SUB

Except as set forth in (a) the disclosure schedules, delivered as of the date hereof, by Murphy and Merger Sub in connection with this Agreement (the “Murphy Disclosure Schedules”); (provided, however, that any disclosures made with respect to a section of this Section 4.29 shall be deemed to qualify any other section of this Section 4.29 specifically referenced or cross- referenced) and (b) the Murphy SEC Reports filed at least five days prior to the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Murphy SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), Murphy and Merger Sub hereby represent and warrant to the Company as follows:

Section 5.1 Corporate Organization.

(a)       Each of Murphy and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)       Merger Sub is the only Subsidiary of Murphy. Except for Merger Sub, Murphy does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other Person.

Section 5.2 Murphy and Merger Sub Organizational Documents. Each of Murphy and Merger Sub has heretofore furnished to the Company complete and correct copies of the Murphy Organizational Documents and the Merger Sub Organizational Documents. The Murphy Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Murphy nor Merger Sub is in violation of any of the provisions of the Murphy Organizational Documents and the Merger Sub Organizational Documents.

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Section 5.3 Capitalization.

(a)       The authorized capital stock of Murphy consists of (x) 100,000,000 shares of Murphy Class A Common Stock, (y) 10,000,000 shares of Murphy Class B Common Stock and (z) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Murphy Preferred Stock”). As of the date of this Agreement (i) 13,979,000 shares of Murphy Class A Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non- assessable and not subject to any preemptive rights, (ii) 3,306,250 shares of Murphy Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non- assessable and not subject to any preemptive rights, (iii) no shares of Murphy Class A Common Stock or Murphy Class B Common Stock are held in the treasury of Murphy, and (iv) 13,979,000 Murphy Warrants are issued and outstanding, all of which constitute binding obligations of Murphy under the law of the jurisdiction governing the Murphy Warrants, and consisting of (A) 13,225,000 Murphy Public Warrants and (B) 754,000 Murphy Private Placement Warrants, and (v) 13,979,000 shares of Murphy Class A Common Stock are reserved for future issuance pursuant to the Murphy Warrants. There are no shares of Murphy Preferred Stock issued and outstanding. Each Murphy Public Warrant is exercisable for one share of Murphy Class A Common Stock at an exercise price of $11.50. Each Murphy Private Placement Warrant is exercisable for one share of Murphy Class A Common Stock at an exercise price of $11.50.

(b)       As of the date of this Agreement, the authorized capital stock of Merger Sub is U.S. $50,000 made up of 50,000 ordinary shares (the “Merger Sub Ordinary Shares”). As of the date hereof, one Merger Sub Ordinary Share is issued and outstanding. The outstanding Merger Sub Ordinary Share has been duly authorized, validly issued, fully paid and is non- assessable and is not subject to preemptive rights, and is held by Murphy free and clear of all Liens, other than transfer restrictions under applicable Securities Laws and the Merger Sub Organizational Documents.

(c)       All of the outstanding Murphy Units, shares of Murphy Common Stock and Murphy Warrants have been issued and granted in compliance with all applicable Securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable Securities Laws and the Murphy Organizational Documents.

(d)       The Closing Payment Shares to be delivered by Murphy in the Merger shall be duly and validly issued, fully paid and nonassessable, and each Closing Payment Share shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable Securities Laws and the Murphy Organizational Documents. The Closing Payment Shares will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other Person’s rights therein or with respect thereto.

(e)       Except in connection with this Agreement and the Ancillary Agreements, no anti-takeover, “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar statute or regulation is applicable to this Agreement or the transactions contemplated hereby. Murphy does not have any shareholder rights plan or “poison pill” in effect, including any agreement with a third-party trust or fiduciary entity with respect thereto. As of the date hereof, neither Murphy nor Merger Sub own any of the capital stock of the Company.

Section 5.4 Authority Relative to This Agreement. Each of Murphy and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of the Murphy Proposals, to consummate the Transactions. The execution and delivery of this Agreement by each of Murphy and Merger Sub and the consummation by each of Murphy and Merger Sub of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of Murphy or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than with respect to the Murphy Proposals, the approval of a majority of the then-outstanding shares of Murphy Common Stock). This Agreement has been duly and validly executed and delivered by Murphy and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Murphy and Merger Sub, enforceable against Murphy and Merger Sub in accordance with its terms subject to the Remedies Exceptions.

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Section 5.5 No Conflict; Required Filings and Consents.

(a)       The execution and delivery of this Agreement by each of Murphy and Merger Sub do not, and the performance of this Agreement by each of Murphy and Merger Sub will not, (i) conflict with or violate the Murphy Organizational Documents or the Merger Sub Organizational Documents or (ii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Murphy or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Murphy or Merger Sub is a party or by which each of Murphy or Merger Sub or any of their property or assets is bound or affected.

(b)       The execution and delivery of this Agreement by each of Murphy and Merger Sub do not, and the performance of this Agreement by each of Murphy and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Murphy or Merger Sub or by which any of their property or assets is bound or affected, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the Companies Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent any of Murphy or Merger Sub from performing its material obligations under this Agreement.

Section 5.6 Compliance. Neither Murphy nor Merger Sub is in breach or violation of, (a) any Law applicable to Murphy or Merger Sub or by which any material property or asset of Murphy or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Murphy or Merger Sub is a party or by which Murphy or Merger Sub or any property or asset of Murphy or Merger Sub is bound, except, in each case, for any such breaches or violations that do not constitute a Murphy Material Adverse Effect. Each of Murphy and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Murphy or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

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Section 5.7 Murphy SEC Documents and Financial Statements.

(a)       Murphy has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Murphy with the SEC since Murphy’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of execution hereof by the Parties (the “Additional Murphy SEC Documents”). Murphy has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Murphy’s Quarterly Reports on Form 10-Q for each fiscal quarter of Murphy beginning with the first quarter Murphy was required to file such a form, (ii) all proxy statements relating to Murphy’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal quarter referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal quarter referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.7(a)) filed by Murphy with the SEC since Murphy’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “Murphy SEC Documents”). The Murphy SEC Documents were, and the Additional Murphy SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Murphy SEC Documents did not, and the Additional Murphy SEC Documents will not, at the time they were or are to be filed, as the case may be, with the SEC (except to the extent that information contained in any Murphy SEC Document or Additional Murphy SEC Document has been or is revised or superseded by a later filed Murphy SEC Document or Additional Murphy SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.7(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)       The financial statements and notes contained or incorporated by reference in the Murphy SEC Documents and the Additional Murphy SEC Documents (collectively, the “Murphy Financial Statements”) are or will be, as the case may be, complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of Murphy as of the dates thereof and the results of operations of Murphy for the periods reflected therein. The Murphy Financial Statements are or will, as the case may be (i) prepared from the Books and Records of Murphy; (ii) prepared on an accrual basis in accordance with U.S. GAAP consistently applied; and they contain and reflect or will contain and reflect, as the case may be;

(iii) all necessary adjustments and accruals for a fair presentation of Murphy’s financial condition as of their dates; and (iv) adequate provisions for all material Liabilities for all material Taxes applicable to Murphy with respect to the periods then ended.

(c)       Except as specifically disclosed, reflected or fully reserved against in the Murphy Financial Statements, and except for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since Murphy’s formation, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Murphy. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are or will be (as the case may be) included in Murphy Financial Statements.

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Section 5.8 Absence of Certain Changes or Events. Since its inception, except as expressly contemplated by this Agreement, there has not been any Murphy Material Adverse Effect.

Section 5.9 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Murphy, threatened in writing against Murphy, or any property or asset of Murphy, before any Governmental Authority. As of the date hereof, neither Murphy nor any material property or asset of Murphy is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Murphy, continuing investigation by, any Governmental Authority.

Section 5.10 Board Approval; Vote Required.

(a)       The Board of Directors of Murphy (the “Murphy Board”), by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Murphy and its stockholders, (ii) approved this Agreement and the Transactions (including the Merger) and declared their advisability, (iii) recommended that the stockholders of Murphy approve and adopt this Agreement and Merger and the other Murphy Proposals, and (iv) directed that this Agreement and the Merger and the other Murphy Proposals be submitted for consideration by the stockholders of Murphy at the Special Meeting.

(b)       The only vote of the holders of any class or series of capital stock of Murphy necessary to approve the Murphy Proposals is the affirmative vote of the holders of a majority of the outstanding shares of Murphy Common Stock.

(c)       The board of directors of Merger Sub by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, have duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole shareholder, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) recommended that the sole shareholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the sole shareholder of Merger Sub.

(d)       The only vote of the holders of any class or series of capital stock of Merger Sub that is necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding Merger Sub Ordinary Shares.

Section 5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability and holds no assets, other than as specifically contemplated by this Agreement.

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Section 5.12 Murphy Trust Fund. As of the date of this Agreement, Murphy has at least $134,895,000, subject to deferred underwriting fees of $4,628,750 in the trust fund established by Murphy for the benefit of its public shareholders (the “Trust Fund”) in a United States-based account maintained by Wilmington Trust (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act) and held in trust by the Trustee pursuant to the Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Trust Agreement in the Murphy SEC Documents to be inaccurate in any material respect or, to the Parent Parties’ Knowledge, that would entitle any Person to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of Murphy and the Trust Agreement. Murphy has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the Knowledge of Murphy, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since February 2, 2022, Murphy has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, Murphy shall have no further obligation under either the Trust Agreement or the Organizational Documents of Parent to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 5.13 Employees. Other than any officers as described in the Murphy SEC Reports, Murphy and Merger Sub have never employed any employees. Other than reimbursement of any out-of-pocket expenses incurred by Murphy’s officers and directors in connection with activities on Murphy’s behalf in an aggregate amount not in excess of the amount of cash held by Murphy outside of the Trust Account, Murphy and Merger Sub have no unsatisfied material liability with respect to any employee, officer or director.

Section 5.14 Taxes.

(a)       Murphy and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required by Law to be filed by Murphy or Merger Sub, and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes, whether or not shown as due on such filed Tax Returns and any other material Taxes that Murphy and Merger Sub are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect, and no written request for any such waiver or extension is currently pending; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or proposed or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Murphy, for any material Taxes of Murphy and Merger Sub that have not been paid, whether or not shown as being due on any Tax Return.

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(b)       Neither Murphy nor Merger Sub is a party to, is bound by or has an obligation to any Governmental Authority or other Person under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes).

(c)       Each of Murphy and Merger Sub has (i) withheld or collected all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party, and

(ii) reported and timely remitted such amounts required to have been withheld or collected, reported and remitted to the appropriate Governmental Authority. All Forms W-2 or 1099 or other Tax Returns required with respect thereto have been properly completed and timely filed.

(d)       Neither Murphy nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(e)       Neither Murphy nor Merger Sub has any material liability for the Taxes of any Person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (excluding contracts the primary purpose of which do not relate to Taxes), or otherwise.

(f)       Neither Murphy nor Merger Sub (i) has any request for a material ruling in respect of Taxes pending between Murphy and/or Merger Sub, on the one hand, and any Tax authority, on the other hand, or (ii) has entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority in respect of material Taxes.

(g)       Neither Murphy nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h)       Neither Murphy nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)       There are no Tax liens upon any assets of Murphy or Merger Sub except for Permitted Liens.

(j)       Neither Murphy nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Murphy nor Merger Sub has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

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(k)       The unpaid Taxes of Murphy and Merger Sub (i) did not, as of the date of the Financial Statements, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing difference between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of Murphy and Merger Sub in filing its Tax Returns.

(l)       To the Knowledge of Murphy and Merger Sub, Murphy and Merger Sub do not expect (i) any jurisdiction to assess any additional Taxes for any period for which Tax Returns have been filed, and (ii) any jurisdiction in which Tax Returns are not filed to require the filing of Tax Returns. To the Knowledge of Murphy and Merger Sub, within the last three (3) years, no written claim has been made by any Governmental Authority in a jurisdiction where Murphy or Merger Sub does not file a Tax Return that such entity is or may be subject to material Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(m)       Neither Murphy nor Merger Sub will be required to include any item or income, or exclude any item or deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any:

(i)       change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Effective Time;

(ii)       use of an improper method of accounting for a taxable period ending on or prior to the Effective Time;

(iii)       ruling by, or written agreement with, a Governmental Authority (including any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local, or non-U.S. Tax law)) for a taxable period ending on or prior to the Effective Time;

(iv)       installment sale or open transaction disposition made on or prior to the Effective Time;

(v) prepaid amount received on or prior to the Effective Time;

(vi)       intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Effective Time;

(vii) election under Section 965(h) of the Code; or

(viii) election under Section 108(i) of the Code.

(n)       Each of Murphy and the Merger Sub is classified as a domestic C corporation for U.S. federal income tax purposes.

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(o) Murphy has no Subsidiaries (and has not had any Subsidiary) other than

Merger Sub.

Nothing in this Section 5.14 shall be construed as providing a representation or warranty with respect to (i) any taxable period (or portion thereof) beginning after the Effective Time or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

Section 5.15 Listing. As of the date hereof, the Murphy Units, Murphy Common Stock and Murphy Warrants are listed on the Nasdaq Stock Market, with trading symbols “MURFU”, “MURF” and “MURFW,” respectively.

Section 5.16 Investment Company Act. Murphy is not an “investment company” within the meaning of the Investment Company Act and the rules and regulations promulgated thereunder.

Section 5.17 Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Murphy makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Murphy by or on behalf of the Company specifically for inclusion in the Registration Statement.

Section 5.18 Contracts. Except for those contracts filed (or incorporated by reference) as exhibits to the Murphy SEC Reports, neither of Murphy or Merger Sub is party to any contract that would be required to be filed (or incorporated by reference) as an exhibit to Murphy’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K.

Section 5.19 Brokers. Except as set forth on Schedule 5.19 of the Murphy Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission (including any deferred underwriting commission) in connection with the Transactions (including the Private Placement) based upon arrangements made by or on behalf of Murphy, Merger Sub or any other their respective Affiliates, including Sponsor.

Section 5.20 Sponsor Support Agreement. Concurrently with the execution of this Agreement, Murphy has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Company or Sponsor. The Sponsor Support Agreement is a legal, valid and binding obligation of Murphy and Sponsor and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Murphy or Sponsor under any term or condition of the Sponsor Support Agreement.

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Section 5.21 Murphy’s and Merger Sub’s Investigation and Reliance. Each of Murphy and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by Murphy and Merger Sub together with expert advisors, including legal counsel that they have engaged for such purpose. Murphy, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, Books and Records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. Neither of Murphy nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedules). Neither the Company nor any of its respective Shareholders, Affiliates or Representatives shall have any liability to Murphy, Merger Sub or any of their respective Shareholders, Affiliates or Representatives resulting from the use of, and Murphy, Merger Sub and their Representatives shall not have relied upon, any information, documents or materials made available to Murphy or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its Shareholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

Section 5.22 Full Disclosure. No representation or warranty by Murphy or Merger Sub in this Agreement and no statement contained in the Murphy Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Company pursuant to this Agreement, including all information furnished in writing to the Company by or on behalf of Murphy or Merger Sub specifically for inclusion in the Registration Statement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business by the Company Pending the Merger.

(a)       Except as (i) contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) set forth in Schedule 6.1 of the Company Disclosure Schedules, (iii) taken (or omitted to be taken), as reasonably necessary, in response to COVID-19 Measures, (iv) may be requested or compelled by any Governmental Authority or (v) required by applicable Law (provided, however, that Company shall provide to the extent practicable reasonable advance notice in writing to Murphy of any action taken as a result of clauses (iii)-(v)), the Company shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Murphy, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)       amend or otherwise change its or any Subsidiary’s certificate of incorporation or bylaws or equivalent organizational documents;

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(ii)       issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of the Company or of any Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary;

(iii)       (A) fail to maintain its or any Subsidiary’s existence; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the transactions contemplated by this Agreement);

(iv)       declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any Company Capital Stock;

(v)       reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Company Capital Stock;

(vi)       (A) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination), whether in whole or in part or via an equity or asset acquisition, any other corporation, limited liability company, partnership, other business organization or any division thereof; (B) incur or guarantee any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or intentionally grant any security interest in any of its assets, other than additional extensions or borrowings as permitted under existing credit facilities or (C) enter into any new line of business;

(vii)       make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except as required under any indemnification agreement to which the Company is a party as of the date hereof and which has been disclosed in the Company Disclosure Schedules;

(viii) except to the extent otherwise permitted pursuant to this Section 6.1, ( A) adopt, enter into or materially amend any Plan or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound, (B) grant or provide any severance, termination payments, bonus, change of control, retention, or benefits to any employee of the Company, except in connection with the promotion or hiring (to the extent permitted by clause (C) of this paragraph) or separation of any employee in the ordinary course of business, (C) hire any employee of the Company or any other individual who is providing or will provide services to the Company other than any employee with an annual base salary of less than $150,000 or any employee hired to replace terminated employees in the ordinary course of business, (D) adopt, enter into or materially amend Contracts with any consultants or natural person independent contractors that involve consideration of more than $150, 000 in the aggregate or (E) take any action to accelerate the vesting, payment or funding of any cash or equity-based compensation, payment or benefit other than as contemplated by this Agreement;

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(ix)       grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, other than (A) increases in the ordinary course of business, or (B) increases required by the terms of a Plan or applicable Law;

(x)       make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xi)       make, change or revoke any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material United States federal, state, local or non-United States income Tax liability, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(xii)       take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(xiii)       enter into, modify in any material respect or terminate any Contract that is (or would be if entered into prior to the date of this Agreement) a Material Contract of the type described in Section 4.17(a), other than in the ordinary course of business;

(xiv) acquire any fee interest in real property;

(xv)       settle any Action (A) if such settlement would require payment by the Company in an amount greater than $200,000 or (B) to the extent such settlement is adverse to the Company and involves an Action brought by a Governmental Authority or alleged criminal wrongdoing;

(xvi)       make or authorize any payment of, or accrual or commitment for, capital expenditures in excess of $100,000 for any individual capital expenditure or series of related capital expenditures or $300,000 in the aggregate;

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(xvii) enter into, renew, or materially amend, any Company Affiliate Agreement;

(xviii) make any payment, distribution, loan or other transfer of value to any Related Party, other than (A) payments to employees in the ordinary course of business, and (B) payments pursuant to Company Affiliate Agreements set forth on Schedule 4.26 of the Company Disclosure Schedules;

(xix)       fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its assets, properties and businesses;

(xx)       permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable;

(xxi)       in all respects not already set forth in this Section 6.1, fail to conduct the Company Business in the ordinary course of business consistent with past practice; or

(xxii)       enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.2 Conduct of Business by Murphy Pending the Merger. From the date hereof through the Closing Date, Murphy shall remain a “blank check company” as defined under the Securities Act, and without the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq- listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, from the date hereof through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), Murphy shall not amend, waive or otherwise change the Trust Agreement in any manner adverse to Murphy.

Section 6.3 Claims Against Trust Account. The Company (on its own behalf and on behalf of the Shareholders) agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Murphy and Merger Sub on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.3 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund, any monies held in the Trust Account (or any distributions therefrom directly or indirectly to Murphy’s stockholders) for any reason whatsoever in respect thereof. This Section 6.3 shall survive the termination of this Agreement for any reason.

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Section 6.4 Applicable Per Share Merger Consideration. At least three (3) Business Days prior to the Closing Date, the Company shall provide Murphy with an updated version of Exhibit A that sets for the Applicable Per Share Merger Consideration for each holder of the Company Ordinary Shares, including (a) Company Ordinary Shares issued upon the Company Convertible Debt Conversion and (b) the conversion of any convertible notes that were issued following the date hereof but prior to the Closing Date pursuant to Section 6.1(a).

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Preparation of Registration Statement; Special Meeting; Company Requisite Approval.

(a)       As promptly as practicable after the execution of this Agreement, (i) Murphy (with the assistance and cooperation of the Company as reasonably requested by Murphy) shall use reasonable best efforts to cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Murphy Common Stock to be issued in connection with the Merger. Murphy shall use reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, and (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) keep the Registration Statement effective as long as is necessary to consummate the Transactions unless this Agreement is terminated in accordance with Article IX. The Company shall promptly provide to Murphy such information concerning the Company (including, for the avoidance of doubt, any Company financial statements) and the Shareholders as is required by the Securities Laws. As promptly as practicable after the Registration Statement is declared effective under the Securities Act, Murphy will cause the Proxy Statement to be mailed to stockholders of Murphy.

(b)       Murphy agrees to include provisions in the Proxy Statement and to take reasonable action related thereto with respect to approval and adoption of (i) this Agreement, the Merger and the other Transactions, (ii) the Amended Charter, (iii) the issuance of the Murphy Common Stock in connection with the issuance of the Merger Consideration, including any required approvals under Nasdaq rules, (iv) the election of directors effective as of the Closing as contemplated by Section 2.5, and (v) any other proposals the Parties deem necessary or advisable to effectuate the Merger and the other Transactions (collectively, the “Murphy Proposals”).

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(c)       No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Murphy without the approval of the Company, which shall not be unreasonably withheld, conditioned or delayed. Murphy will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Murphy Common Stock to be issued or issuable to the Shareholders in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Murphy and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(d) If Murphy or the Company becomes aware that the Registration Statement, (i) as of the Effective Time, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or, (ii) at any time prior to the Effective Time, information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law (including the Securities Laws), then (x) such Party shall promptly inform the other Parties and (y) Murphy, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. Murphy shall use reasonable best efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Proxy Statement to be disseminated to the holders of shares of Murphy Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and Murphy Organizational Documents.

(e)       Murphy shall use reasonable best efforts to, as promptly as practicable, after the Registration Statement is declared effective by the SEC, (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) cause the Proxy Statement to be disseminated to the stockholders of Murphy and (iii) solicit proxies from the stockholders of Murphy to vote in favor of each of the Murphy Proposals. Murphy shall, through the Murphy Board, recommend to its stockholders that they approve each of the Murphy Proposals (the “Murphy Board Recommendation”) and shall include the unqualified Murphy Board Recommendation in the Proxy Statement. The Murphy Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Murphy Board Recommendation, except as required by Law; provided, however, that, the Murphy Board may make a withdrawal of such recommendation or an amendment, qualification or modification of such recommendation to the extent that (i) after consultation with counsel, the Murphy Board determines that a failure to make such a change would reasonably be likely to be inconsistent with its fiduciary duties under applicable Law, (ii) Murphy promptly delivers to the Company a written notice advising the Company that the Murphy Board proposes to take such action and specifying the reasons therefor, (iii) until 5:00 pm on the third Business day following the date such notice was delivered, if requested by the Company, Murphy will engage in good faith negotiations to make adjustments to the terms of this Agreement so that the need to make such change in the Murphy Board Recommendation is obviated and (iv) following such time referred to in clause (iii) above, the Murphy Board determines in good faith (after consultation with its counsel, and taking into account any modifications to this Agreement proposed by the Company prior to such time) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Notwithstanding the foregoing provisions of this Section 7.1(e), if on a date for which the Special Meeting is scheduled, Murphy has not received proxies representing a sufficient number of shares of Murphy Common Stock to approve, in consultation with the Company, the Murphy Proposals, whether or not a quorum is present, Murphy shall have the right to make one or more successive postponements or adjournments of the Special Meeting.

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(f)       As promptly as reasonably practicable, and in any event within 10 Business Days, the Company shall use reasonable best efforts to obtain and deliver to Murphy a true, complete and correct copy of a written consent (in form and substance reasonably satisfactory to Murphy) evidencing the Company Requisite Approval that is duly executed by the Shareholders that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Requisite Approval. If the Company Requisite Approval is obtained, then promptly following the receipt of the Company Requisite Approval, the Company will prepare and deliver to its Shareholders who have not consented the notice required by the Companies Act. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Shareholders to give the Company Requisite Approval in accordance with this Section 7.1(f) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Acquisition Proposal. The Company shall, through the Company Board, recommend to the Shareholders that they adopt this Agreement (the “Company Board Recommendation”). The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation, except as required by Law.

Section 7.2 Access to Information; Confidentiality; Publicity.

(a)       From the date of this Agreement until the Effective Time, the Company and Murphy shall (and shall cause their respective subsidiaries, Affiliates and Representatives to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the Books and Records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Murphy shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law or (ii) require providing access that such Party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such Party (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)       All information obtained by the Parties pursuant to this Section 7.2 shall be kept confidential in accordance with the confidentiality agreement, dated July 29, 2022 (the “Confidentiality Agreement”), between Murphy and the Company.

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(c)       No Party hereto shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior written consent of the Company or Murphy, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case Murphy or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance and allow the other Party a reasonable opportunity to comment thereon (which shall be considered by Murphy or the Company, as applicable, in good faith); provided, however, that, the foregoing shall not prohibit any Party from communicating with third parties, under confidentiality terms no less restrictive than the Confidentiality Agreement, to the extent necessary for the purpose of seeking any third party consent.

Section 7.3 Exclusivity.

(a)       From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public or private offering of any equity securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person (other than with Murphy, its stockholders and their Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Company Acquisition Proposal. The Company agrees to (A) notify Murphy promptly upon receipt of any Company Acquisition Proposal by the Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep Murphy reasonably informed on a current basis of any modifications to such offer or information.

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(b)       From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Murphy and Merger Sub shall not, and shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Murphy Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Murphy Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Murphy Acquisition Proposal; (iv) prepare or take any steps in connection with a public or private offering of any equity securities of Murphy (or any Affiliate or successor of Murphy); or (v) otherwise cooperate in anyway with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Murphy and Merger Sub shall, and shall cause their Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person (other than with the Company, its stockholders and their Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Murphy Acquisition Proposal. Murphy and Merger Sub agree to (A) notify the Company promptly upon receipt of any Murphy Acquisition Proposal by Murphy (or any Affiliate or successor of Murphy), and to describe the material terms and conditions of any such Murphy Acquisition Proposal in reasonable detail (including the identity of the Persons making such Murphy Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

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Section 7.4 Employment Agreements. The Company and Murphy shall cooperate in good faith to negotiate new employment agreements with the persons listed on Schedule 7.4 of the Company Disclosure Schedule, to be effective on the Closing Date, and subject to the terms identified thereon.

Section 7.5 Directors’ and Officers’ Indemnification.

(a)       The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Murphy, Merger Sub or the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Murphy, Merger Sub or the Company (the “D&O Indemnified Persons”) as provided in their respective organizational documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Murphy, Merger Sub or the Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. Such rights shall include indemnification against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities, whether asserted or claimed prior to or after the Effective Time and whether the claim involves the enforcement of the terms of this Section 7.5(a). For a period of six (6) years after the Effective Time, Murphy shall cause the Amended Charter and the Surviving Corporation Articles of Incorporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Murphy Organizational Documents and Company Organizational Documents to the extent permitted by applicable Law. The provisions of this Section 7.5 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)       For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect directors’ and officers’ liability (“D&O Insurance”) covering those persons who are (i) currently covered by the Company’s and officers’ liability insurance policy and (ii) at or after the Closing Date on the board of directors of the Surviving Corporation (true, correct and complete copies of which have been heretofore made available to the Company or its agents and Representatives) (the “Company D&O Insurance”) on terms no less favorable than the terms of such current insurance coverage.

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(c)       For the benefit of Murphy’s, Merger Sub’s and the Company’s directors and officers, Murphy and the Company shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Murphy’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Murphy shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Murphy shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

(d)       Notwithstanding anything contained in this Agreement to the contrary, this Section 7.5 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Murphy and the Surviving Corporation and all successors and assigns of Murphy and the Surviving Corporation. In the event that Murphy, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, Murphy and the Surviving Corporation shall ensure that proper provision shall be made so that the successors and assigns of Murphy or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.5. The obligations of Murphy and the Surviving Corporation under this Section 7.5 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director or officer of the Company or Murphy, or other Person that may be a director or officer of the Company or Murphy prior to the Effective Time, to whom this Section 7.5 applies without the consent of the affected Person. The rights of each Person entitled to indemnification or advancement hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Organizational Documents, the Murphy Organizational Documents, or any other indemnification arrangement, any applicable law, rule or regulation or otherwise. The provisions of this Section 7.5 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs and representatives, each of whom is an intended third-party beneficiary of this Section 7.5.

Section 7.6 Transaction Litigation. In the event that any Action related to this Agreement, any Ancillary Agreement or the Transactions is brought, or to the Knowledge of Murphy, threatened in writing, against Murphy or its directors or officers by any of Murphy’s stockholders or by a Governmental Authority prior to the Closing, Murphy shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. Murphy shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to the Company’s advice with respect to such litigation and shall provide the Company with a meaningful opportunity to review and give due consideration to the Company’s concerns regarding the settlement of any such Action.

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Section 7.7 Tax Matters.

(a)       Each of Murphy, Merger Sub and the Company shall use their respective reasonable best efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or subsidiaries to, take any action which to its Knowledge could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment. This Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Murphy, Merger Sub and the Company shall report the Transactions in a manner consistent with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its U.S. federal income Tax Return for the taxable year of the Merger.

(b)       The Company, Murphy and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(c)       Murphy and the Merger Sub will cause the Company to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business within the meaning of Section 1.368-1(d) of the Treasury Regulations.

(d)       If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, if the SEC requires that an opinion of counsel be provided with respect to the tax treatment of the Transactions, Murphy and the Company shall deliver to counsel for both Parties, respectively, customary Tax representation letters satisfactory to each counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel. Notwithstanding the foregoing or anything to the contrary herein, neither Sichenzia Ross Ference LLP nor Thompson Hine LLP shall be required to provide a tax opinion with respect to the Intended Tax Treatment. In addition, as the Company is a non-U.S. corporation without a sufficient nexus to the United States, including having no U.S. shareholders or operations, notwithstanding anything in this Agreement or any Ancillary Document to the contrary, the Company and its Affiliates, representatives, and advisors shall not be required to provide a Tax opinion with respect to the Intended Tax Treatment.

(e)       Murphy and the Company acknowledge that the Merger is not conditioned on the receipt of a Tax opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code. Any filings with the SEC in connection with the Merger, including the Registration Statement/Proxy Statement, shall include a statement indicating that the Merger is not conditioned on the receipt of a Tax opinion that opines that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code. The Company is organized outside the United States and has no operations in the United States. None of the shareholders of the Company are “United States persons” within the meaning of Section 7701(a)(30) of the Code. Thus, even if the Merger were a taxable transaction for U.S. tax purposes, neither the Company nor any of its shareholders would have any U.S. tax liability resulting from the Merger.

(f)       Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of any relevant Tax Returns, and any audit, examination or other proceeding with respect to Taxes.

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(g)       Murphy shall be responsible for any sales, use, real property transfer, stamp or other similar transfer Taxes imposed in connection with the Transactions and the preparation and filing of any Tax Returns required to be filed with respect thereto.

Section 7.8 Stock Exchange Listing. Murphy will use reasonable best efforts to cause the Murphy Common Stock issued in connection with the Transactions to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. During the period from the date hereof until the Closing, Murphy shall use reasonable best efforts to keep the Murphy Common Stock and Murphy Warrants listed for trading on Nasdaq.

Section 7.9 Murphy Public Filings. From the date hereof through the Closing, Murphy will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise to comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 7.10 Efforts to Consummate; Antitrust; Regulatory Approvals.

(a)       Upon the terms and subject to the conditions of this Agreement, each of the Parties hereto shall use reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.

(b)       Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

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(c)       To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly, but in no event more than fifteen (15) Business Days after the date of this Agreement, make any required filing or application under Antitrust Laws, as applicable. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(d)       Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(e)       Each of Murphy and the Company shall not, and shall cause its respective subsidiaries (as applicable) not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Governmental Authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the Transactions.

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(f)       The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

(g)       The Company will pay all filing fees related to Antitrust Laws required by the Transactions.

Section 7.11 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article VIII), Murphy shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreements so that the Trustee shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, for the following uses: (a) the redemption of any shares of Murphy Class A Common Stock held by a Redeeming Shareholder in connection with the Offer;

(b) the payment of the Outstanding Company Transaction Expenses and Outstanding Murphy Transaction Expenses pursuant to Section 3.5; and (c) the balance after payment and disbursement of the amounts required under the foregoing clauses (a)-(b), to be disbursed to Murphy, and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.12 Section 16 Matters. Prior to the Closing, the Murphy Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Murphy Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any Person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Murphy following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder. Murphy shall provide the Company and such individuals with copies of any resolutions proposed to be adopted by the Murphy Board in connection with the foregoing prior to such adoption.

Section 7.13 Preparation and Delivery of PCAOB Audited Financial Statements and Interim Financial Statements. As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Murphy the PCAOB Audited Financial Statements and Interim Financial Statements.

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Section 7.14 Support of Transaction. Subject to Section 7.3, without limiting any covenant contained herein, including the obligations of the Company and Murphy with respect to the notifications, filings and applications described in Section 7.10, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 7.14, Murphy and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as reasonably practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Murphy, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Murphy, Merger Sub or the Company be obligated to bear (and without the consent of Murphy the Company shall not agree to bear) any material expense or pay any material fee or grant any material concession, in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

Section 7.15 Notice of Certain Events. Each Party shall promptly notify the other Party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, or that the transactions contemplated by this Agreement or the Ancillary Agreements might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company capital stock, any share capital or capital stock of Murphy or any of the Company’s or Murphy’s assets;

(b)       any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

(c)       any Actions commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d)       the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e)       the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation or warranty made hereunder by such Party to be false or misleading in any material respect or to omit or fail to state a material fact.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Murphy and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)       Murphy Stockholders’ Approval. The Murphy Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Murphy in accordance with the Proxy Statement, the DGCL, the Murphy Organizational Documents and the rules and regulations of Nasdaq.

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(b)       Company Requisite Approval. The Company Requisite Approval shall have been obtained.

(c)       No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d)       No Litigation. There shall not be pending any Action by any Governmental Entity in any court of competent jurisdiction seeking to prohibit the consummation of the Merger or any other transaction contemplated by this Agreement or that would otherwise cause a Murphy Material Adverse Effect or a Company Material Adverse Effect.

(e)       Antitrust Approvals and Waiting Periods. If applicable, all required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(f)       Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g)       Stock Exchange Listing. The shares of Murphy Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq as of the Closing Date.

(h)       Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by all parties thereto.

(i)       Minimum Proceeds. The aggregate cash available to Murphy at the Closing from the Trust Account and its corporate account (after giving effect to the redemption of any shares of Murphy Class A Common Stock in connection with the Murphy Proposals, but before giving effect to (i) the payment of the Outstanding Murphy Transaction Expenses, and (ii) the payment of the Outstanding Company Transaction Expenses), shall equal or exceed twenty-seven million dollars ($27,000,000).

(j)       Net Tangible Assets Test. Upon the Closing, Murphy shall not have redeemed shares of Murphy Class A Common Stock in the Offer in an amount that would cause Murphy to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act).

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(k)       PIPE Financing. The aggregate cash proceeds available to Murphy from the PIPE Financing and the funds remaining in the Trust Account after redemptions shall be not less than an aggregate of $27,000,000.

(l)       Lock-Up. The holders of the Company Capital Stock set forth on Schedule 8.1(l) shall have entered into lock-up agreements in a form that is reasonably satisfactory to Murphy and the Company.

(m)       Non-Continuing Directors and Officers. Each of the Company and Murphy shall have delivered resignation letters, in a form that is reasonably satisfactory to Murphy and the Company, for the directors and officers of each of the Company and Murphy that shall not continue in such positions following the Closing (it being understood that each of the Company and Murphy shall notify the other party of all such individuals at least three (3) Business Days prior to the Closing).

Section 8.2 Conditions to the Obligations of Murphy and Merger Sub. The obligations of Murphy and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)       Representations and Warranties. The representations and warranties of the Company shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had a Company Material Adverse Effect.

(b)       Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)       Officer Certificate. The Company shall have delivered to Murphy a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(e).

(d)       Consents. All approvals, consents and waivers that are listed on Schedule 8.2(d) of the Company Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Murphy at or prior to the Closing.

(e)       No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing.

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(f)       Shareholder Support Agreement. The Shareholder Support Agreement shall be in full force and effect, and no signatory to the Shareholder Support Agreement shall have attempted to repudiate or disclaim any of its or his obligations thereunder.

(g)       Company Convertible Securities. Murphy shall have received evidence acceptable to Murphy that the Company shall have converted, terminated, extinguished and cancelled in full the Company Convertible Debt, and any other securities convertible into Company Ordinary Shares.

(h)       Conduit UK Management Ltd. Conduit UK Management Ltd. will be transferred to the Company and become a wholly owned subsidiary of the Company.

(i)       Assignment of Certain Intellectual Property. Application No. JP 2022- 176753 shall have been assigned to Conduit UK Management Ltd.

Section 8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)       Representations and Warranties. The representations and warranties of Murphy and Merger Sub shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Murphy Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had a Murphy Material Adverse Effect.

(b)       Agreements and Covenants. Murphy and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)       Officer Certificate. Murphy shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Murphy, certifying as to the satisfaction of the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(d).

(d)       Material Adverse Effect. No Murphy Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing.

(e)       Equity Incentive Plan. Murphy, in consultation with, and based on the recommendations of, a compensation consultant, shall have agreed to a new equity incentive plan for Murphy to be in effect following the Closing Date with customary market terms for comparable public companies and with an initial share reserve of no more than ten percent (10%) of Murphy’s fully diluted common stock immediately outstanding after Closing.

Section 8.4 Frustration of Conditions. None of the Parties may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s breach of a covenant or agreement contained herein.

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ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Shareholders or Murphy, as follows:

(a) by mutual written consent of Murphy and the Company;

(b)       by either Murphy or the Company if the Effective Time shall not have occurred prior to May 31, 2023 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.1(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c)       by either Murphy or the Company if any Governmental Authority in the United States or a foreign government shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger;

(d)       by Murphy upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) or 8.2(b), as applicable, would not be satisfied (“Terminating Company Breach”); provided, however, that Murphy and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; and provided further, that if such Terminating Company Breach is curable by the Company, Murphy may not terminate this Agreement under this Section 9.1(d) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within the earlier of (i) 20 Business Days after notice of such breach is provided by Murphy to the Company and (ii) the Outside Date;

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(e)       by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Murphy or Merger Sub set forth in this Agreement, or if any representation or warranty of Murphy or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.3(a) or 8.3(b), as applicable, would not be satisfied (“Terminating Murphy Breach”); provided, however, that the Company has not waived such Terminating Murphy Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; and provided further, that, if such Terminating Murphy Breach is curable by Murphy and Merger Sub, the Company may not terminate this Agreement under this Section 9.1(e) for so long as Murphy and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within the earlier of (i) 20 Business Days after notice of such breach is provided by the Company to Murphy and (ii) the Outside Date;

(f)        by Murphy if there is a Company Material Adverse Effect;

(g)       by the Company if there is a Murphy Material Adverse Effect;

(h)       by either Murphy or the Company if any of the Murphy Proposals shall fail to receive the requisite vote for approval at the Special Meeting; or

(i)        by written notice from Murphy if the Company Requisite Approval is not obtained within 10 Business Days after the date of this Agreement.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in this Section 9.2, Article XI, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a Willful Breach of this Agreement by a Party. The provisions of Section 6.3 (Claims Against Trust Account), Section 7.2 (Access to Information; Confidentiality; Publicity), this Section 9.2 (Effect of Termination) and Article XI (General Provisions) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which is required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Section 9.3 Expenses. Except for the Outstanding Company Transaction Expenses and the Outstanding Murphy Transaction Expenses paid at the Closing, and the expenses paid by the Parties as contemplated in Section 7.10(g), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger or any other Transactions are consummated.

Section 9.4 Amendment. This Agreement may be amended in writing by the Parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

Section 9.5 Waiver. At any time prior to the Effective Time, (a) Murphy may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein, and (b) the Company may (i) extend the time for the performance of any obligation or other act of Murphy or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Murphy or Merger Sub contained herein or in any document delivered by Murphy and/or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of Murphy or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

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ARTICLE X

NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 10.1 Non-Survival. All representations and warranties of Murphy, Merger Sub and the Company contained in this Agreement shall terminate as of the Closing, and no such representation or warranty shall survive the Closing.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

If to Murphy or Merger Sub, at or prior to the Closing:

4995 Murphy Canyon Road, Suite 300

San Diego, California 92123

Attention: Jack K. Heilbron, CEO

Email: jheilbron@presidiopt.com

with a copy (which shall not constitute notice) to:

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Attention: Darrin Ocasio, Esq.

E-mail: dmocasio@srf.law

If to the Company, at or prior to the Closing:

Conduit Pharmaceuticals Limited

c/o Ogier Global (Cayman) Limited

89 Nexus Way,

Camana Bay

Grand Cayman, KY1-9009 Cayman Islands

Attention: Dr. Andrew Regan; James Bligh

Email: ar@corvus.com; jb@conduitpharma.com

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with a copy (which shall not constitute notice) to:

Thompson Hine LLP 335

Madison Avenue

12th Floor

New York, NY 10017-4611

Attention: Faith Charles, Todd Mason, and Corby Baumann

Email:faith.charles@thompsonhine.com;todd.mason@thompsonhine.com;

corby.baumann@thompsonhine.com

If to the Surviving Corporation or the Company following the Closing:

Murphy Canyon Acquisition Corp.

4995 Murphy Canyon Road, Suite 300

San Diego, California 92123

Attention: Jack K. Heilbron, CEO

Email: jheilbron@presidiopt.com

Conduit Pharmaceuticals Limited

c/o Ogier Global (Cayman) Limited

89 Nexus Way, Camana Bay

Grand Cayman, KY1-9009

Cayman Islands

Attention: Dr. Andrew Regan; James Bligh

Email: ar@corvus.com; jb@conduitpharma.com

with copies (which shall not constitute notice) to:

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Attention: Darrin Ocasio, Esq.

E-mail: dmocasio@srf.law

Thompson Hine LLP

335 Madison Avenue

12th Floor

New York, NY 10017-4611

Attention: Faith Charles, Todd Mason, and Corby Baumann

Email:faith.charles@thompsonhine.com;todd.mason@thompsonhine.com;

corby.baumann@thompsonhine.com

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Section 11.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.3 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.2(b), all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties hereto.

Section 11.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.5 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of law rule or principle that would result in the application of any laws other than the laws of the State of Delaware. All Actions and proceedings arising out of or relating to this Agreement (whether in contract, tort or otherwise and whether seeking monetary or equitable relief) shall be heard and determined exclusively in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), and any appellate court from any thereof. The Parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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Section 11.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

Section 11.7 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.8 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.9 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall, prior to a valid termination of this Agreement, be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger) in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), and any appellate court from any thereof, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 11.10 Legal Representation. The Parties agree that, notwithstanding the fact that Sichenzia Ross Ference LLP may have, prior to Closing, jointly represented Murphy and/or Merger Sub in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented Murphy and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Sichenzia Ross Ference LLP will be permitted in the future, after Closing, to represent Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Murphy or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Sichenzia Ross Ference LLP’s future representation of one or more of Sponsor or their respective Affiliates in which the interests of such Person are adverse to the interests of Murphy, the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Sichenzia Ross Ference LLP of Murphy, Merger Sub, or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor and Murphy shall be deemed the clients of Sichenzia Ross Ference LLP with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor and Murphy, shall be controlled by Sponsor and Murphy and shall not pass to or be claimed by Murphy post-Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by Murphy or any of its Affiliates (including, after the Effective Time) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MURPHY CANYON ACQUISITION CORP.

By:	/s Jack K. Heilbron
Name:	Jack K. Heilbron
Title:	CEO

CONDUIT MERGER SUB, INC.

By:	/s/ Jack K. Heilbron
Name:	Jack K. Heilbron
Title:	Director

CONDUIT PHARMACEUTICALS LIMITED

By:	/s/ Dr. Andrew Regan
Name:	Dr. Andrew Regan

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LIST OF EXHIBITS

EXHIBIT A	Capitalization Table
EXHIBIT B	Form of Amended Charter
EXHIBIT C	Form of Amended Bylaws
EXHIBIT D	Form of Surviving Corporation Certificate of Incorporation and Articles and Memorandum of Association

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